Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Supplemental Indenture, dated as of July 1, 2010 (this “Supplemental Indenture”), by and between Frontier Communications Corporation, a Delaware corporation (“Frontier”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, New Communications Holdings Inc., a Delaware corporation (the “Issuer”), has heretofore duly executed and delivered to the Trustee an indenture, dated as of April 12, 2010 (the “Indenture”), providing for the issuance of the Issuer’s 7.875% Senior Notes due 2015 (the “2015 Notes”), 8.250% Senior Notes due 2017 (the “2017 Notes”), 8.500% Senior Notes due 2020 (the “2020 Notes”) and 8.750% Senior Notes due 2022 (the “2022 Notes”, and together with the 2015 Notes, the 2017 Notes and the 2020 Notes, the “Notes”);

WHEREAS, pursuant to the Indenture, the Issuer issued $500,000,000 aggregate principal amount of the 2015 Notes, $1,100,000,000 aggregate principal amount of the 2017 Notes, $1,100,000,000 aggregate principal amount of the 2020 Notes and $500,000,000 aggregate principal amount of the 2022 Notes, all of which are outstanding on the date hereof;

WHEREAS, pursuant to an agreement and plan of merger dated as of May 13, 2009 by and among Verizon Communications Corporation, a Delaware corporation, the Issuer and the Company, the Issuer will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Section 5.01 of the Indenture provides that concurrently with the closing of the Merger, Frontier shall execute and deliver to the Trustee a supplemental indenture pursuant to which Frontier shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all of the Notes of each series and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Issuer;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by Board Resolutions of Frontier; and Frontier has requested that Trustee to join with it in the execution and delivery of this Supplemental Indenture;

WHEREAS, the Trustee has received from Frontier an Officers’ Certificate and an Opinion of Counsel, each complying with the terms of the Indenture;

WHEREAS, all conditions precedent provided for in the Indenture relating to the Merger have been complied with;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption. Frontier hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Notes of each series and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Issuer.

3. Effect of Supplemental Indenture. Upon execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby in the manner and to the extent herein and therein provided. Except as expressly modified and amended hereby, the Indenture is in all respects ratified and confirmed.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

5. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed counterpart shall be an original, but all of them together represent the same agreement.

7. Headings. Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by Frontier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ David R. Whitehouse
Name: David R. Whitehouse
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Timothy W. Casey
Name: Timothy W. Casey
Title: Senior Associate

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